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                                                                   EXHIBIT 23(d)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to incorporation by reference in the registration statement on Form S-4 of Union Planters Corporation of our report dated January 17, 1995, relating to the consolidated balance sheets of Capital Bancorporation, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Current Report on Form 8-K dated August 21, 1995, of Union Planters Corporation, and to the reference to our firm under the heading "Experts" in the Prospectus.



/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP
St. Louis, Missouri
August 23, 1995